QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Rinker Group Limited
ABN 53 003 433 118
(Exact Name of Registrant as Specified in its Charter)

New South Wales, Australia (State of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)
Level 8, Tower B, 799 Pacific Highway, Chatswood, NSW 2067, Australia (Address of Principal Executive Offices)	2067 (Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☒

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates:
333-109606

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class	Name of each exchange on which registered
American Depositary Shares, each of which represents ten Rinker Group Limited Ordinary Shares and which are evidenced by American Depositary Receipts	New York Stock Exchange, Inc.
Rinker Group Limited Ordinary Shares*	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

*
Not for trading but only in connection with the registration of the American Depositary Shares representing such Ordinary Shares, pursuant to the requirements of the Securities and Exchange Commission

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

        The description of the Rinker Group Limited (the "Registrant") ordinary shares, no par value (the "shares"), contained under the heading "10.B—Overview of the Rinker Constitution" in the registration statement on Form 20-F (File No. 000-50401) of the Registrant (the "Form 20-F") is incorporated herein by reference. The Registrant's American Depositary Receipts are described below.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

        Unless otherwise specified or the context otherwise requires, references to "we", "us", our" or the "Registrant" refer to Rinker Group Limited.

American Depositary Receipts

        JPMorgan Chase Bank as depositary will issue the American Depositary Shares, or ADSs, pursuant to the deposit agreement. Each ADS will represent an ownership interest in ten shares deposited with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and a statement will be mailed to you, which reflects your ownership interest in such ADSs. In our description, references to American Depositary Receipts, or ADRs, shall include the statements you will receive which reflects your ownership of ADSs.

        The depositary's office is located at 4 New York Plaza, New York, NY 10004.

        You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Because the depositary's nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR, which contains the terms of your ADSs. You can read a copy of the deposit agreement, which is available at the offices of the depositary during normal business hours on advance notice. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. Our filings with the SEC are also available over the Internet at the SEC's website at www.sec.gov.

Share Dividends and Other Distributions

  How will I receive dividends and other distributions on the shares underlying my ADSs?

        We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.

        Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

  •
  Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary's expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.    If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares that would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto.

  •
  Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if we do not furnish such evidence or if the depositary determines it is not practical to distribute such rights, the depositary may:

  •
  sell such rights if practicable and distribute the net proceeds as cash; or

  •
  allow such rights to lapse, in which case ADR holders will receive nothing.

    We have no obligation to file a registration statement under the Securities Act of 1933 in order to make any rights available to ADR holders.

  •
  Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable, (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash, or (iii) hold the distributed property in which case the ADSs will also represent the distributed property.

        Any US dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

        The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

        There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

  How does the depositary issue ADSs?

        The depositary will issue ADSs to or upon the order of those who deposit shares or evidence of rights to receive shares with the custodian.

        Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

        The custodian will hold all deposited shares for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as "deposited securities".

        Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary's principal New York office or any other location that it may designate as its transfer office. ADRs issued in book-entry form will be reflected on a statement that will be mailed to the address set forth on the books of the depositary.

  How do ADR holders cancel an ADS and obtain deposited securities?

        When you turn in your ADS at the depositary's office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares to an account designated by you maintained by us, in the case of shares in registered form, or transfer to an account of an accredited financial institution on your behalf in the case of shares in bearer form. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

        The depositary may only restrict the withdrawal of deposited securities in connection with:

  •
  temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

  How do I vote?

        If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares that underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the shares that underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

        There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Record Dates

        The depositary may fix record dates for the determination of the ADR holders who will be entitled:

  •
  to receive a dividend, distribution or rights, or

  •
  to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

        all subject to the provisions of the deposit agreement.

Reports and Other Communications

  Will I be able to view our reports?

        The depositary will make available for inspection by ADR holders any written communications from us that are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.

        Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, summaries of them to ADR holders.

Fees and Expenses

  What fees and expenses will I be responsible for paying?

        ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is US$5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

        The following additional charges shall or may be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

  •
  to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated ADRs made;

  •
  to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement,

  •
  a fee for the distribution of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those entitled thereto;

  •
  stock transfer or other taxes and other governmental charges;

  •
  cable, telex and facsimile transmission and delivery charges incurred at your request;

  •
  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

  •
  expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

  •
  such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation.

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) specified pursuant to agreements from time to time between the depositary and us. The fees described above may be amended from time to time.

Payment of Taxes

        ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

Reclassifications, Recapitalizations and Mergers

        If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

  (1)
  amend the form of ADR;
  (2)
  distribute additional or amended ADRs;
  (3)
  distribute cash, securities or other property it has received in connection with such actions;
  (4)
  sell any securities or property received and distribute the proceeds as cash; or
  (5)
  none of the above.

        If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

        No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

  How may the deposit agreement be terminated?

        The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. Notwithstanding the foregoing, no resignation or removal shall become effective unless and until the earlier of 60 days after notice of resignation or removal has been given or our appointment of a new depositary bank. After termination, the depositary's only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

  Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

        Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation any ADRs, the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

  •
  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the ADR;

  •
  the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

  •
  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

        The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

  •
  present or future law, regulation, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the deposit agreement or the ADRs;

  •
  it exercises or fails to exercise discretion under the deposit agreement or the ADR;

  •
  it performs its obligations without gross negligence or bad faith;

  •
  it takes any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

  •
  it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require.

        The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall the depositary or any of its agents be liable for any indirect, special, punitive or consequential damages.

        The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

        From time to time we may request you and other holders and beneficial owners of ADSs to provide information as to:

  •
  the capacity in which you and other holders and beneficial owners own or owned ADSs;

  •
  the identity of any other persons then or previously interested in such ADSs; and

  •
  the nature of such interest and various other matters.

        You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

        Additionally, by holding an ADR or an interest therein, you will be agreeing to comply with notices served on you by or on our behalf pursuant to Section 672 A and B of the Corporations Act of 2001 (Australia), as amended from time to time, or otherwise to provide information required by such notices (which is effectively information as to your interest in the shares underlying the relevant ADRs and regarding the identity of any other person interested therein and the nature of such interest). The depositary has agreed to use its reasonable efforts to forward, upon our written request and expense, any such written request from us to you and to forward, as promptly as practicable, back to us any such responses to such requests received by it. By holding an ADR or an interest therein, you will be agreeing that you will be deemed to be a holder of shares rather than ADRs, and that Sections 671 A and B and 672 A and B of the Corporations Act of 2001 (Australia) shall be applicable to it as if you were a direct holder of such shares.

Requirements for Depositary Actions

        We, the depositary or the custodian may refuse to

  •
  issue, register or transfer an ADR or ADRs;

  •
  effect a split-up or combination of ADRs;

  •
  deliver distributions on any such ADRs; or

  •
  permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

  •
  the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

  •
  the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

  •
  the holder has complied with such regulations as the depositary may establish under the deposit agreement.

        The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

        The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

        The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

        The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

  •
  the depositary has received collateral for the full market value of the pre-released ADSs; and

  •
  each recipient of pre-released ADSs agrees in writing that he or she

  •
  owns the underlying shares,

  •
  assigns all rights in such shares to the depositary,

  •
  holds such shares for the account of the depositary and

  •
  will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

        In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Item 2. Exhibits

(1)	Registration Statement on Form 20-F in the form filed by the Registrant with the Securities and Exchange Commission (the "Commission") on September 26, 2003 (File No. 000-50401) (incorporated herein by reference).
(2)
Registration Statement on Form F-6 (the "Form F-6") in the form filed with the Commission on October 10, 2003 (File No. 333-109606) relating to the ADSs each representing ten Ordinary Shares (incorporated herein by reference).
(3)	Constitution of the Registrant (included as Exhibit 1.1 to the Form 20-F).
(4)	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, as depositary, and holders from time to time of ADRs issued thereunder (included as Exhibit (a) to Item 3 of the Form F-6).
(5)	Specimen American Depositary Share (included in Exhibit 4).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RINKER GROUP LIMITED
Date: October 10, 2003	By:	/s/ TOM BURMEISTER Name: Tom Burmeister Title: Chief Financial Officer

EXHIBIT INDEX

(1)	Registration Statement on Form 20-F in the form filed by the Registrant with the Securities and Exchange Commission (the "Commission") on September 26, 2003 (File No. 000-50401) (incorporated herein by reference).
(2)
Registration Statement on Form F-6 (the "Form F-6") in the form filed with the Commission on October 10, 2003 (File No. 333-109606) relating to the ADSs each representing ten Ordinary Shares (incorporated herein by reference).
(3)	Constitution of the Registrant (included as Exhibit 1.1 to the Form 20-F).
(4)	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, as depositary, and holders from time to time of ADRs issued thereunder (included as Exhibit (a) to Item 3 of the Form F-6).
(5)	Specimen American Depositary Share (included in Exhibit 4).

QuickLinks

INFORMATION REQUIRED IN REGISTRATION STATEMENT
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS
SIGNATURE
EXHIBIT INDEX